MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

A4 Manufacturing, Inc.,

Alpine 4 Holdings, Inc.,

4740 Cleveland, LLC,

and

Kevin Thomas

Dated as of May 4, 2021

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS1

ARTICLE II SALE AND PURCHASE OF INTERESTS5

2.1Sale and Purchase of Interests5

2.2Payment for the Interests5

2.3Closing5

2.4Transactions to be Effected at Closing.5

2.5No Financing Contingency5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER6

3.1Authority6

3.2Interest Ownership6

3.3Brokers' or Finders' Fees6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY6

4.1Organization and Corporate Power6

4.2Authority6

4.3Capitalization6

4.4Brokers' or Finders' Fees7

4.5Disclosure7

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT7

5.1Organization and Authority7

5.2No Conflicts7

5.3Independent Investigation7

5.4Litigation8

5.5Brokers' or Finders' Fees8

5.6Investment Intent8

5.7Disclosure8

ARTICLE VI CONDITIONS TO CLOSING8

6.1Conditions to the Buyer's Obligations8

6.2Conditions to the Sellers' Obligations9

6.3Failure of Conditions to Closing9

ARTICLE VII RESERVED9

ARTICLE VIII INDEMNIFICATION9

8.1Indemnification by the Seller9

8.2Indemnification by the Buyer10

8.3Survival and Time Limitations10

8.4Limitations on Indemnification10

8.5Claims Against the Company11

8.6Third-Party Claims11

8.7Other Indemnification Matters12

8.8Exclusive Remedy12

i

ARTICLE IX TAX MATTERS12

9.1Tax Indemnification12

9.2Reserved.13

9.3Tax Periods Beginning Before and Ending After the Closing Date13

9.4Cooperation on Tax Matters13

9.5Certain Transfer Taxes13

ARTICLE X MISCELLANEOUS13

10.1No Third-Party Beneficiaries'13

10.2Entire Agreement13

10.3Successors and Assigns13

10.4Counterparts14

10.5Notices14

10.6Jurisdiction; Service of Process14

10.7Venue14

10.8Governing Law15

10.9Amendments and Waivers15

10.10Severability15

10.11Expenses15

10.12Construction15

10.13Specific Performance16

10.14Further Assurances16

10.15Public Announcement16

10.16Attorneys' Fees16

10.17Conflict Waiver; Attorney-Client Privilege16

EXHIBITS

AAssignment

BEscrow Agreement

SCHEDULES

3.3Brokers' or Finders' Fees

4.1Organization

4.4Brokers' or Finders' Fees

5.5Brokers' or Finders' Fees

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "Agreement") is entered into as of May 4, 2021 (the "Effective Date") by and among A4 Manufacturing, Inc., a Delaware corporation (the "Buyer") and wholly owned subsidiary of Alpine 4 Holdings, Inc., a Delaware corporation ("Parent"), 4740 Cleveland, LLC, a Florida limited liability company (the "Company") and Kevin Thomas (the "Seller"). The Buyer, Parent, the Company and the Seller may each be referred to herein as a "Party" and collectively as the "Parties."

STATEMENT OF PURPOSE

The Seller is the record and beneficial owner of 100% of the issued and outstanding membership interests of the Company (the "Interests"), constituting 100% of the issued and outstanding securities of the Company on a fully-diluted basis. The Seller desires to sell all of the Interests to the Buyer, and the Buyer desires to purchase the Interests from the Seller, upon the terms and subject to the conditions set forth in this Agreement. Pursuant to this Agreement, the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agree to sell to the Buyer, all of the outstanding Interests of the Company for the consideration and upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms will have the meanings assigned to them in this Article I.

"Affiliate" means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term "control" means: (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power; (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise; or (c) being a member, director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person. With respect to a Person who is an individual, "control" by the spouse of such Person, or by any ancestor or descendant of such Person or such Person's spouse who resides in the same house as such Person, shall be deemed control by such Person.

"Affiliated Group" means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

"Appurtenances" means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Real Property, including all easements appurtenant to and for the benefit of the Real Property for, and as the primary means of access between, the Real Property and a public way, or for any other use upon which lawful use of the Real Property for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

"Assignment" means that certain Assignment of Membership Interest by and between the Seller and the Buyer for the assignment of the Interests to the Buyer, dated as of the Closing Date, in substantially the form set forth in Exhibit A attached to this Agreement.

"Business" means the business operations as conducted by the Company on the Closing Date, consistent with past practice.

"Business Day" means any day that is not a Saturday, Sunday or a Federal public holiday.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consent" means any consent, approval, authorization, permission or waiver.

"Contract" means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

"Deadline Date" means November 15, 2021.

"Encumbrance" means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

"Escrow Agent" means Cona Law, PLLC.

"Escrow Agreement" means that certain Escrow Agreement by and between the Buyer, the Seller and the Escrow Agent, dated as of May 4, 2021, in substantially the form set forth in Exhibit B attached to this Agreement.

"Escrow Amount" means One Million Four Hundred Thousand Dollars ($1,400,000).

"Fraud" means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article III, Article IV or Article V made by such Party: (a) with respect to the Seller, to Seller's Knowledge or (b) with respect to the Buyer, to Buyer's Knowledge, of its falsity and made for the purpose of inducing the other Party to act, and upon which the other Party justifiably relies with resulting quantifiable Losses.

"GAAP" means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements prepared prior to the date hereof, the date such financial statements were prepared.

"Governmental Body" means any federal, state, local or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

"Improvements" means all buildings, structures, fixtures and improvements located on the Real Property.

"IRS" means the U.S. Internal Revenue Service.

"Knowledge" of any Person means: (a) the actual knowledge of such Person; or (b) the knowledge that a reasonable Person should have after reasonable inquiry of employees, directors and officers of such Person (in the case of a legal entity). Notwithstanding the foregoing, references to the "Seller's Knowledge" and "Company's Knowledge" means the actual knowledge of the Seller.

"Law" means any federal, state, local, or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, principle of common law or other restriction of any Governmental Body.

"Lease Agreement" means that certain Lease Agreement by and between the Buyer and the Company, dated as of May 4, 2021, relating to the Buyer leasing the Real Property from the Company.

"Lease Guaranty Agreement" means that certain Lease Guaranty Agreement executed by Parent in favor of the Company, dated as of May 4, 2021, in connection with the Lease Agreement.

"Liability" means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

"Loss" means any loss, claim, demand, Order, damage (excluding, with respect to indemnification claims between the Seller and the Buyer (and not with respect to indemnification claims involving third parties), lost profits and consequential or special damages), penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, expense, fee, court costs or reasonable attorneys' fees and expenses.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Company, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of, attributable to or resulting from: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (f) any matter of which the Buyer or its Affiliates are aware on the date hereof; (g) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (h) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (i) any natural or man-made disaster, pandemic or acts of God; (j) any increase in competition in any market in which the Company operates; or (k) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

"Order" means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

"Organizational Documents" means: (a) the certificate or articles of incorporation and bylaws; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law; and (c) any amendment or modification to any of the foregoing.

"Person" means any individual, corporation, limited liability company, partnership, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

"Proceeding" means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

"Purchase Price" means Seven Million Dollars ($7,000,000).

"Real Property" means collectively, the real property owned by the Company and located at 4740 South Cleveland Avenue, Fort Myers, Florida 33907, and all the Improvements located thereon and Appurtenances thereto.

"Representative" means, with respect to a particular Person, any manager, director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

"Shares" means shares of Parent's Class A common stock issued in the name of the Seller as partial consideration in connection with the sale by the Seller to the Buyer of the Seller's membership interest in KAI Enterprises, LLC.

"Share Proceeds" means the aggregate amount of net cash proceeds the Seller receives upon the sale or other disposition of the Shares, after deducting any and all costs, fees, Taxes and any other type of expense incurred or owed in connection with, or as a result of, the sale or other disposition of such Shares.

"Securities Act" means the Securities Act of 1933, as amended.

"Tax" means: (a) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, or computed, and including any interest, penalty, or addition thereto, whether disputed or not; (b) Liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) Liability for the payment of any amounts of the type described in clause (a) or (b) as a transferee or successor, by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

"Tax Return" means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

"Transactions" means the transactions contemplated by the Transaction Documents.

"Transaction Documents" means this Agreement, the Assignment, the Lease Agreement, the Lease Guaranty Agreement and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

ARTICLE II
SALE AND PURCHASE OF INTERESTS

Sale and Purchase of Interests. Subject to the terms and conditions of this Agreement, the Buyer will purchase from the Seller, and Seller will sell and deliver to the Buyer, all of the Interests, which Interests equal 100% of the issued and outstanding ownership interests of the Company.

2.2Payment for the Interests. As payment in full for the Interests being acquired by the Buyer hereunder, the Buyer shall pay the Purchase Price to the Seller on the Closing Date by delivering the Purchase Price minus the Escrow Amount by wire transfer of immediately available funds to an account specified by the Seller in writing at least one Business Day prior to the Closing.

2.3Closing. The closing of the sale of the Interests (the "Closing") shall take place remotely via the exchange of documents and signatures, or as the Buyer and the Seller may otherwise mutually determine, on a Business Day mutually agreed upon that is on or before the Deadline Date. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date." The sale, assignment, transfer and conveyance to the Buyer of the Interests will be deemed effective at 12:01 a.m. EDT on the Closing Date. All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously. The Buyer and Parent each acknowledge and agree that TIME SHALL BE OF THE ESSENCE with respect to the performance by the Buyer of its obligations to purchase the Interests, pay the Purchase Price, and otherwise consummate the transactions contemplated in this Agreement on the Closing Date that must occur no later than the Deadline Date.

2.4Transactions to be Effected at Closing.

(a)On the Closing Date, in addition to paying the Purchase Price minus the Escrow Amount, the Buyer shall deliver:

(i)to the Seller, the Assignment, duly executed by the Buyer; and

(ii)all other agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to the Transaction Documents to which the Buyer is a party.

(b)On the Closing Date, the Seller shall deliver:

(i)to the Buyer, the Assignment, duly executed by the Seller;

(ii)to the Buyer, his resignation as Manager of the Company; and

(iii)all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to the Transaction Documents to which the Seller is a party.

2.5No Financing Contingency. The Buyer and Parent each expressly agrees and acknowledges that the Buyer's obligations to pay the Purchase Price and otherwise consummate the transactions contemplated hereby are not in any way conditioned on the Buyer's or Parent's ability to obtain financing of any type or nature whatsoever, whether by way of debt financing, equity investment, or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the Closing Date:

3.1Authority. The Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents to which the Seller is a party and to perform the Seller's obligations thereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with the terms of this Agreement.

3.2Interest Ownership. The Seller owns of record and beneficially the Interests free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law). The Seller is not a party to any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require the Seller to sell, transfer or otherwise dispose of any Interests. At the Closing, the Seller will have duly transferred to the Buyer all of the Interests, free and clear of any Encumbrance, and such Interests shall constitute 100% of the issued and outstanding ownership interests of the Company.

3.3Brokers' or Finders' Fees. Except as set forth on Schedule 3.3, the Seller has not engaged, and to the Seller's Knowledge, there are no brokers, finders or agents entitled to any fee, commission or related payments with respect to the Transactions for which the Buyer or the Company could be liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Seller and the Company, jointly and severally, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the Closing Date:

4.1Organization and Corporate Power. Schedule 4.1 sets forth the Company's jurisdiction of organization, the other jurisdictions in which it is qualified to do business, and its manager and officers. The Company is not violation of any of its Organizational Documents. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations.

4.2Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party has been duly authorized by the manager of the Company. This Agreement and each Transaction Document to which the Company is a party constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms thereof.

4.3Capitalization. All issued and outstanding membership interests of the Company are owned of record and beneficially by the Seller, and there are no other owners or holders of any membership interests of the Company. All of the Interests have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding securities convertible or exchangeable into membership interests of the Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership interests of the Company. There is no outstanding profit participation or similar rights with respect to the Company.

4.4Brokers' or Finders' Fees. Except as set forth on Schedule 4.4, the Company has not engaged, and to the Company's Knowledge, there are no brokers, finders or agents entitled to any fee, commission or related payments with respect to the Transactions for which the Buyer or the Company could be liable.

4.5Disclosure. The Buyer acknowledges and agrees that in entering into this Agreement (or any Schedule related thereto) it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by the Company, the Seller or any Person acting on the Company's or the Seller's behalf, other than those expressly set forth in this Agreement (or any Schedule related thereto) and that it will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement (or any Schedule related thereto).

4.6Phase 1 Representations.  Seller and Company warrants environmental compliance on its presented Phase 1 environmental certificate, to be independently evaluated by Buyer’s Phase 1 confirmation study to be completed and accepted “as is” on or before June 4, 2021.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

The Buyer and Parent, jointly and severally, represent and warrant to the Seller that each statement contained in this Article V is true and correct as of the Closing Date:

5.1Organization and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement. Upon the execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

5.2No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer. The Buyer is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

5.3Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Business and the results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller and the Company set forth in Article III and Article IV, respectively, of this Agreement (including the related portions of the Company's Schedules); and (b) none of the Seller, the Company or any other Person has made any representation or warranty as to the Seller, the Company or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Company's Schedules).

5.4Litigation . There is no Proceeding pending or, to the Buyer's Knowledge, threatened or anticipated against the Buyer relating to, affecting, or otherwise delaying, interfering or preventing the Transaction. To the Buyer's Knowledge, no event has occurred, and no circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

5.5Brokers' or Finders' Fees. Except as set forth on Schedule 5.5, neither the Buyer or Parent has engaged, and to the Buyer's Knowledge, there are no brokers, finders or agents entitled to any fee, commission or related payments with respect to the Transactions for which the Buyer or Parent could be liable.

5.6Investment Intent. The Buyer is acquiring the Interests purchased hereunder for its own account and not with a view to distribution of such Interests in violation of the Securities Act.

5.7Disclosure. The Seller acknowledges and agrees that in entering into this Agreement (or any Schedule related thereto) it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by the Buyer or Parent or any Person acting on the Buyer's or Parent's behalf, other than those expressly set forth in this Agreement (or any Schedule related thereto) and that they will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement (or any Schedule related thereto).

ARTICLE VI

CONDITIONS TO CLOSING

6.1Conditions to the Buyer's Obligations. The obligations of the Buyer and Parent to consummate the Transaction shall be subject to the fulfillment or the Buyer's written waiver, at or prior to the Closing, of each of the following conditions:

(a)The Seller shall have executed and delivered to the Buyer all documents required to be delivered by the Seller at the Closing and shall have taken all other action required of the Seller at the Closing.

(b)Neither the Seller nor the Company shall be in default of any covenant or agreement to be performed by the Seller or the Company, respectively, under the Transaction Documents and shall have performed all other obligations required to be performed by each of them under the Transaction Documents on or prior to the Closing Date.

(c)All representations and warranties made by the Seller and the Company in Articles III and IV shall be true and correct in all material respects as if made on the Closing Date; provided, however, to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing Date, the Seller and the Company shall have the right to update such representations and warranties as of the Closing Date and the Buyer shall be obligated to consummate the transactions contemplated by this Agreement on the Closing Date unless the updated representations and warranties result in a Material Adverse Effect.

6.2Conditions to the Sellers' Obligations. The obligations of the Seller to consummate the Transaction shall be subject to the fulfillment or the Seller's written waiver, at or prior to the Closing, of each of the following conditions:

(a)The Buyer shall have: (i) executed and delivered to the Seller all documents required to be delivered by the Buyer at the Closing on or before the Deadline Date; (ii) paid the full balance of the Purchase Price in accordance with Section 2.2 above on or before the Deadline Date; and (iii) taken or caused to be taken all other action required of the Buyer pursuant to this Agreement.

(b)Neither the Buyer nor Parent shall be in default of any covenant or agreement to be performed by the Buyer or Parent, respectively, under the Transaction Documents and shall have performed all other obligations required to be performed by each of them under the Transaction Documents on or prior to the Closing Date.

(c)All representations and warranties made by the Buyer and Parent in Article IV shall be true and correct in all material respects as if made on the Closing Date; provided, however, to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing Date, the Buyer and Parent shall have the right to update such representations and warranties as of the Closing Date and the Seller shall be obligated to consummate the transactions contemplated by this Agreement on the Closing Date unless the updated representations and warranties result in a Material Adverse Effect.

6.3Failure of Conditions to Closing.

(a)If the Buyer is unable to timely satisfy (and the Seller has not waived in writing) the conditions precedent to the Seller's obligation to effect the Closing, then such failure shall constitute a default by the Buyer hereunder, in which case, the Seller shall have the right to terminate this Agreement by notice thereof to the Buyer in accordance with the terms of this Agreement. If this Agreement is so terminated, then the Seller shall be entitled to receive the Escrow Amount and thereafter, neither Party shall have any further obligations hereunder, except as set forth in Article VIII.

(b)If Seller is unable to timely satisfy the conditions precedent to the Buyer's obligation to effect the Closing (and the Buyer has not waived the same in writing), then such failure shall constitute a default hereunder, in which case either the Buyer or the Seller shall be entitled to terminate this Agreement by notice thereof to the other Party in accordance with the terms of this Agreement. If this Agreement is so terminated, then the Buyer shall be entitled to receive the Escrow Amount and thereafter neither Party shall have any further obligations hereunder, except as set forth in Article VIII.

ARTICLE VII

RESERVED

ARTICLE VIII

INDEMNIFICATION

8.1Indemnification by the Seller. After the Closing and subject to the other terms and conditions of this Article VIII, the Seller shall indemnify the Buyer against, and shall hold the Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer based upon, arising out of, with respect to or by reason of:

(a)any Fraud on the part of the Seller; or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement.

8.2Indemnification by the Buyer. After the Closing and subject to the other terms and conditions of this Article VIII, the Buyer and Parent, jointly and severally, shall indemnify the Seller against, and shall hold the Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of the Buyer and Parent contained in Article V of this Agreement; or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer or Parent pursuant to this Agreement.

8.3Survival and Time Limitations. All representations and warranties, covenants and agreements of the Buyer, Parent, the Company and the Seller, individually and collectively, in this Agreement will survive the Closing and shall remain in full force and effect until May 4, 2022, or such shorter time period as may be set forth in a particular representation, warranty or covenant. No Party will have any Liability under Section 8.1 or otherwise with respect to any Losses or claim by another Party or any Person claiming through or on behalf of such Party for any breach or inaccuracy of any representation, warranty, covenant or agreement in this Agreement or any other certificate or document delivered pursuant to this Agreement or otherwise unless the Party making a claim notifies the Party against whom such claims are being asserted in writing of such a claim on or before May 4, 2022.

8.4Limitations on Indemnification.

(a)No Party shall have any Liability with respect to the matters described in this Article VIII until the total of all Losses with respect to such matters exceeds $50,000 (the "Basket"), at which point such Party shall be obligated to indemnify for only Losses exceeding the Basket, subject to the Indemnification Cap.

(b)The Seller and his executors or heirs, collectively, shall not be liable to the Buyer, Parent or any Person claiming through, on behalf or for the benefit of the Buyer or Parent under this Article VIII or otherwise for any Losses, in the aggregate, exceeding the lesser of: (i) the Share Proceeds; or (ii) Five Million Dollars ($5,000,000) (the "Indemnification Cap").

(c)Notwithstanding anything in this Agreement to the contrary, any Losses under this Article VIII or otherwise that the Seller may be liable for shall be paid or satisfied exclusively with or from the Share Proceeds, subject to the Indemnification Cap.

(d)The Seller shall not be liable under this Article VIII or otherwise for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller or the Company contained in this Agreement if the Buyer, Parent or their respective Representatives had Knowledge of such inaccuracy or breach prior to the Closing, or such inaccuracy or breach, or information regarding or relating thereto, was discoverable with minimal inquiry or effort during due diligence by the Buyer or Parent prior to the Closing.

(e)Losses payable by the Buyer or the Seller under this Article VIII shall not include indirect, consequential or other speculative damages, punitive damages, damages related to mental or emotional distress, exemplary damages, special damages or damages calculated as a multiple of earnings.

8.5Claims Against the Company. Following the Closing, the Seller may not assert, directly or indirectly, and hereby waives, any claim, whether for indemnification, contribution, subrogation or otherwise, against the Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of the Seller under Section 8.1. The Seller agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Company by reason of the fact that the Seller was a manager or a member of the Company (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by the Buyer or the Company against the Seller or any Affiliate thereof pursuant to this Agreement with respect to any act, omission, condition or event occurring prior to the Closing Date.

8.6Third-Party Claims.

(a)If a third party commences or threatens a Proceeding (a "Third-Party Claim") against any Person (the "Indemnified Party") with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party must notify the Indemnifying Party (or the Seller, in the case of the Seller) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b)Upon receipt of the notice described in Section 8.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as: (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 8.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation; (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body; (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c)So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.6(b): (i) the Indemnifying Party will not be responsible for any attorneys' fees incurred by the Indemnified Party regarding the Third-Party Claim (other than reasonable attorneys' fees incurred prior to the Indemnifying Party's assumption of the defense pursuant to Section 8.6(b)); and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed. If the Indemnified Party desires to consent to the entry of judgment with respect to or settle a Third-Party

Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket or the Indemnification Cap.

(d)If any condition in Section 8.6(b) is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including reasonable attorneys' fees and expenses; and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VIII.

8.7Other Indemnification Matters. Any claim for indemnification under this Article VIII must be asserted by providing written notice, subject to the limitations set forth in Section 8.3, to the Seller (or the Buyer, in the case of a claim by the Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.

8.8Exclusive Remedy. Subject to Section 10.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims: (a) arising from Fraud on the part of a Party in connection with the transactions contemplated by this Agreement; or (b) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII and Section 6.3. In furtherance of the foregoing, except with respect to Section 10.13, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII and Section 6.3. Nothing in this Section 8.8 shall limit any Person's right to: (i) seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.13; or (ii) exercise their rights and obtain the Escrow Amount pursuant to Section 6.3.

ARTICLE IX

TAX MATTERS

The following provisions will govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

9.1Tax Indemnification.

(a)The Seller shall pay and reimburse (to the extent not already paid) and indemnify the Company, the Buyer and its Affiliates and hold them harmless from and against Losses resulting from or attributable to all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date (the "Prior Tax Period"). The indemnification under this Section 9.1 shall be subject to the terms, conditions and limitations set forth in Article VIII. The Seller shall pay the Buyer, or the Company at the Buyer's instruction, for any additional Taxes that are the responsibility of the Seller pursuant to this Section 9.1 at least five days prior to payment of such amounts by the Buyer or the Company. To the extent it is commercially and legally reasonable to do so, the Buyer agrees that in exercising any discretionary powers under this Section 9.1 it will do so in a manner that does not materially prejudice the Seller from a tax perspective.

(b)The Buyer and the Company agree to pay, reimburse, and indemnify the Seller and hold it harmless from and against Losses resulting from or attributable to all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending after the Closing Date.

9.2Reserved.

9.3Tax Periods Beginning Before and Ending After the Closing Date. The Buyer will prepare and file, or cause to be prepared and filed, any Tax Returns for the Company for tax periods beginning before and ending after the Closing Date. If requested by the Seller, the Buyer will permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller shall be responsible for all Taxes relating to any Prior Tax Period. The Buyer shall be responsible for all Taxes for tax periods ending after the Closing Date.

9.4Cooperation on Tax Matters. The Buyer, the Company and the Seller will cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing and preparation of Tax Returns pursuant to this Article IX and any Proceeding related thereto. Such cooperation will include the retention (upon any other Party's request) of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller agree that the Company will retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.

9.5Certain Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, including any penalties and interest thereon (collectively, the "Transfer Taxes"), incurred in connection with this Agreement or the Transactions will be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X

MISCELLANEOUS

10.1No Third-Party Beneficiaries'. This Agreement does not confer any rights or remedies upon any Person (including any employee of the Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

10.2Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

10.3Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.4Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

10.5Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date: (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested; (b) sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery; (d) one Business Day after delivery of such notice in person; and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Seller:

Kevin Thomas

3829 SE 21st Place

Cape Coral, Florida 33904

Email: kevin@thomasbiz.net

If to the Buyer or Parent:

Alpine 4 Holdings, Inc.

2525 E Arizona Biltmore Circle, Suite C237

Phoenix, AZ 85016

Attn: Kent Wilson, CEO

Email: kwilson@alpine4.com

10.6Jurisdiction; Service of Process. EACH PARTY: (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE LOCATED IN LEE COUNTY FLORIDA AND THE US DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED TO THE CONTRARY IN ANY TRANSACTION DOCUMENT); (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS; AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED TO THE CONTRARY IN ANY TRANSACTION DOCUMENT) IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

10.7Venue. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE US DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA OR THE COURTS OF THE STATE OF FLORIDA LOCATED IN THE COUNTY OF COLLIER FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND

UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.8Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Florida without giving effect to any choice or conflict of law principles of any jurisdiction.

10.9Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Seller. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party's rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

10.10Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11Expenses. The Company will bear all expenses incurred by the Company or any Representative of the Company in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses will have been paid or accrued by the Company prior to the Closing Date. The Seller will bear all expenses incurred by the Seller or any of his Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

10.12Construction. The Article and Section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word "including" in this Agreement means "including without limitation." This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word "or" in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty. A reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions. The terms "hereof," "herein," "hereunder," "hereby" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

10.13Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

10.14Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

10.15Public Announcement. Because the Buyer is a publicly reporting company, the Seller agrees that upon Closing, the Buyer shall have the right to make such announcement, and provide such details about the purchase of the Interests by the Buyer from the Seller as the Buyer deems appropriate, provided that the Buyer show the Seller such announcement prior to making it. The Seller further agrees that it shall not make any other announcement of this Agreement or the transaction contemplated hereby or the Transactions without the prior approval of the Buyer.

10.16Attorneys' Fees. The prevailing party(ies) in any Proceeding relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and reasonable attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment); and (b) any post-judgment or post-award proceeding including one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and reasonable attorney's fees.

10.17Conflict Waiver; Attorney-Client Privilege ARTICLE XI.

(a)Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)Bahnsen Legal Group, PLLC has acted as counsel to: (A) the Company; and (B) the Seller and their Affiliates (collectively, the "Seller Group"), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. The Buyer agrees, and shall cause the Company to agree, that, following consummation of the Transactions, such representation and any prior representation of the Company by Bahnsen Legal Group, PLLC (or any successor) ("Seller Group Law Firm") shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any manager, member, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions.

(ii)The Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Seller Group by Seller Group Law Firm. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.17(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)All communications between the Seller Group, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the "Privileged Communications") shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller and shall not pass to or be claimed by the Buyer or the Company. Accordingly, the Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing: (i) the Seller (and not the Buyer or the Company) shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of the Buyer or the Company shall be a holder thereof; (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller (and not the Buyer or the Company) shall hold such property rights; and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, the Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Buyer or any of its Affiliates (including the Company) is legally required by Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent: (A) permitted by applicable Law; and (B) advisable in the opinion of the Buyer's counsel, then the Buyer shall immediately (and, in any event, within two Business Days) notify the Seller in writing so that the Seller can seek a protective order.

(c)This Section 10.17 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

(Signature Page Follows)

The Parties have executed and delivered this Membership Interest Purchase Agreement as of the date first written above.

BUYER:

A4 Manufacturing, Inc.

By:
Kent B. Wilson, Chief Executive Officer

PARENT:

Alpine 4 Holdings, Inc.

By:
Kent B. Wilson, Chief Executive Officer

SELLER:

Kevin Thomas, an individual

COMPANY:

4740 Cleveland, LLC

By:
Kevin Thomas, Manager

(Signature Page to Membership Interest Purchase Agreement)

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTEREST